UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
April 23, 2008

Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On April 23, 2008, First Community Bancshares, Inc. (the “Company”) held a public conference call to discuss its financial results for the quarter ended March 31, 2008. The conference call was previously announced in the earnings release dated April 23, 2008. The following are the prepared remarks.
John M. Mendez, President and Chief Executive Officer —
Good morning and welcome to the first quarter 2008 conference call for First Community Bancshares, Inc. We thank you for your interest in our company and the research coverage that you provide. We would like to take this time today to amplify our first quarter earnings release and to advise you on the activities of the company over the first quarter and recent months.
Joining me on the call today is Dave Brown, our Chief Financial Officer and Gary Mills, our Chief Credit Officer. I will begin with comments on our company, our plans and activities and our response to the current operating environment and I will be followed by Dave Brown who will highlight the financial results. Gary Mills will conclude with an overview of lending and credit. Following our prepared comments we will take questions from registered callers.
I will begin this morning with an overview of our results and operational highlights for the quarter and a discussion of key trends.
As you noted from the published earnings release earlier this morning, our net earnings for the first quarter fell short of the preceding quarter and the comparable quarter in 2007. David Brown will discuss the underlying details later in the call, but I would like to address obvious areas which are driven by current environmental conditions. The general trends that are affecting our earnings results include: i) the market’s focus, and our focus, on credit quality, ii) a general slow down in economic conditions, and iii) the rapid decline in the general level of interest rates, in particular, the 200 basis point decrease in New York Prime.
First, I report that loan demand has been weaker, as expected, in recent months. This has contributed to a decline in outstanding loans which have fallen $46 million, or 3.76% since year-end 2007. The declines can be seen in both the commercial and retail lines. We attribute the commercial reduction to the decline in residential development, housing construction opportunities and the smaller number of new commercial development projects within our region. New and renewed loan volumes for the months of January, February and March 2008 were $36 million, $51 million, and $56 million, respectively. Total production for the first quarter of 2008 was $133 million versus $162 million for the first quarter of 2007. We have also experienced some large payoffs associated with our success in moving a few targeted substandard loans out of the portfolio. In the first quarter of 2008, we were successful in moving out approximately $11.5 million of loans in this category and asset quality, measured by average loan grade has benefited from this process, along with our loan loss reserve position which has been and remains strong.
On the consumer side, we believe that customers are evaluating economic conditions and making buying decisions seasoned with a healthy dose of pessimism over the economy. Refinance opportunities are also more difficult due to new valuations for real estate in certain regions and reductions in existing home sales in our region. Our retail underwriting criteria have not been adjusted; however, in contrast to other lenders who have increased required credit scores and taken other required measures to compensate for sub-prime issues. Lower consumer loan demand is seen in a comparison of new loans in March 2008 which were down 22% versus March 2007. However, we remain firmly in the market and hopeful that pullback by other institutions will create new opportunities.

Despite weaker economic conditions and changes in the credit markets, we are seeing a developing commercial pipeline which should boost fundings and outstanding loans in the coming months and quarters. At present, our commercial pipeline stands at $255 million. Portions of this pipeline have closed since quarter-end. Most notably, we were successful in closing a $34 million real estate loan in April. This loan is supported by strong sponsors and guarantors. We have retained $8 million of this relationship and we will benefit from both a strong yield as well as good fee revenue on this relationship. This is indicative of new business which we believe is in the pipeline as a result of new lenders and new commercial leadership.
The $255 million pipeline includes several additional loan relationships that will require participation and it is not adjusted for pull-through percentages. However, it is counted as qualified new business opportunities and it has been assigned varying percentages of closing probability. We believe this pipeline level is indicative of new opportunities and what we hope is the beginnings of a turn in the direction of outstanding loans.
While lower loan demand and loan portfolio attrition have adversely affected first quarter earnings, it has positively affected our overall asset quality which remains quite strong today. Even in the face of a difficult economy and poor real estate conditions we are reporting our best asset quality in years. Gary will cover this later in the call, but allow me to say that I am very proud of our asset quality metrics, which I would call outstanding, and I am very pleased to be in this position at such a critical time in our economy. Both our asset quality and capital measures call attention to the strength of our company and our ability to affect future strategies for success as we move through this credit and economic cycle and as market conditions improve.
In regard to interest rates and their impact on first quarter earnings, we experienced the proverbial 200 basis point immediate rate shock and it did negatively impact net interest income as predicted in our modeling. The rate reductions and lower prime rate came at us very rapidly and the short-term effect has been felt. We were able to absorb a portion of this adjustment in the deposit portfolio; however, the combination of falling loan yields and strong liquidity during the quarter resulted in a $783 thousand reduction in net interest income versus the fourth quarter of 2007 and a $655 thousand reduction versus the comparable quarter in 2007.
Let me speak for a moment about our insurance agency activities. As you know we acquired GreenPoint Insurance Group in September of last year. We are very pleased with the initial results for that new business. GreenPoint contributed revenues of $1.3 million for the first quarter and the company also contributed on a net basis with pre-tax income of $292 thousand and cash pre-tax income of $348 thousand for the quarter. That is in line with our forecast for the business and we believe it is on track and growing. We continue to see opportunities to expand this area of our business and we expect to see the addition of new insurance agencies over the balance of 2008.
Our branch expansion program for 2007 is wrapping up with the opening of our newest branch in Summersville, West Virginia, early next month. This is the seventh new branch resulting from our 2007 expansion plan. The first of these new branches were opened in April 2007 in the Winston-Salem market. These branches are averaging seven million in new business and we believe that is indicative of prospects for success in those growing areas south and west of Winston.

Our new Retail strategy is also seeing success. We continue to open new checking accounts at a rate of just over 1,000 per month. That is about twice the rate of account openings prior to the implementation of our new Retail strategy. More over, we are now opening value accounts or fee-based accounts at a rate of 60% of new accounts versus 30% this time last year.
As I conclude, I would like to say that while our bottom line results for the first quarter were off from customary levels for our company, our results continue to be among the best in the industry as measured by our peers — and these are strong results by most measures. Further, we believe that we have taken the appropriate measures over recent quarters to ensure that we can continue to work from a position of strength — strength in capital and strength in credit quality. This places us in a good position going forward to take advantage of market opportunities as they arise. We are feeling better about our measures taken over the last two years in underwriting and measured growth, which have provided a degree of stability in earnings and a solid balance sheet. At a time when strength and safety are critically important to investors and depositors, we are proud to report these results.
David D. Brown, Chief Financial Officer —
We began the first quarter with a pretty positive outlook on the year. We knew there were some significant headwinds facing us, but we still remained optimistic. Then we were hit with Prime dropping by 125 basis points in January and another 75 basis points in March. We weathered the surprise cut pretty well and were able to make some dramatic changes in deposit pricing to compensate. In response to the end of January cut, we again made some dramatic cuts, but were not able to have nearly the same impact as earlier in the month. In March, we again took action, but were not able to match the decrease in rates point for point. All told we were able to come in with a three basis point increase in margin over last quarter.
The continued decline in the loan portfolio was not something we had expected. We had modeled very modest growth through the first quarter and accelerating throughout the year, and average loans actually decreased over $33 million. When the rate cuts combined with the declines in the loan portfolio, you can see that interest income really took quite a beating.
The bright spot in the average balance sheet came in the deposit cost changes. We decreased rates on savings and money market accounts by 29 basis points and pushed CD yields down 14 basis points. We have been very aggressive and led CD rates down in all of our markets. The lower offered rates led to a decrease of $19.39 million in average balances, but loan payoffs far outpaced CD declines, and we remained in a very liquid position. We were also very successful in lowering the yields on our retail repurchase portfolio. These accounts are customer repurchase agreements and business cash management accounts.
The yield on our wholesale portfolio was reduced somewhat during the first quarter. Early in February, we prepaid a $25.00 million FHLB advance that had a fixed rate of 5.47%. That prepayment resulted in a penalty of approximately $1.65 million.
Credit quality remains at historically strong levels, and we made a $323 thousand provision for loan losses, which brought the allowance to 109 basis points of loans at year-end.
There were some positives in our non-interest income area, as well. Deposit service charges were up compared to first quarter last year, and in line with last quarter considering seasonality. Other service charges were up $130 thousand from last quarter and $251 thousand from a year ago. GreenPoint continues to be an excellent venture, and commission revenues were $1.34 million for the quarter. Wealth management revenues were down compared to a year ago. The difference comes from the Trust side of the business, and they just had a fantastic first quarter of 2007. IPC generated top-line revenues of $436 thousand for the first quarter and were $88 thousand ahead of last first quarter.

Included in other non-interest income for the quarter are securities gains of $1.82 million. The bulk of that gain came from the sale of one Fannie Mae security that passed its one-time call about one week before the surprise rate cut in January, and we were able to monetize the gain seen when the rate environment changed dramatically.
Non-interest expenses grew significantly from last quarter, and I want to give you all some more detail behind that increase. Salaries and benefits increased $1.06 million on a linked-quarter basis. Actual wages only increased $90 thousand and we ended with 619 FTE at the end of March. We had $127 thousand in greater incentive compensation accruals and an additional $160 thousand in payroll taxes as the bases for the taxes reset with the beginning of the year. We also saw an increase in health care costs of approximately $161 thousand, of which about $65 thousand was due to bringing GreenPoint on board.
We had an increase in retirement accruals over last quarter of around $344 thousand, which was from accrued matching on 2007 incentives paid during the first quarter. Fourth quarter is also usually reduced somewhat by forfeitures that can be used to offset current contributions and accruals. The lower than anticipated loan production also resulted in deferring $165 thousand less salary costs than we did last quarter.
Other operating expenses increased slightly over fourth quarter. Within that increase there were some items heading in different directions. First, we saw an increase of $161 thousand in marketing and new account promotions. Most of that increase came from new account promotions and direct mail campaigns, as well as promotion of the new branches. Courier network expenses were up by $77 thousand, but that was a one-time blip as we converted to an outsourced courier environment. Travel costs were up by about $49 thousand and OREO expenses were up $51 thousand. We were able to decrease general service fees we incur by about $117 thousand.
We repurchased 67,300 shares of treasury stock during the first quarter. The repurchase program was approximately 37 basis points accretive to first quarter earnings. Share repurchases slowed in late February, and we now figure on completing the current program around June.
Gary R. Mills, Chief Credit Officer —
Asset quality continued to be very good during the first quarter. Total delinquency improved to 0.65% at quarter-end, as compared to 0.98% at year-end 2007. The reduction in total delinquency was primarily influenced by 30 — 89 day delinquencies improving to 0.38% at the end of the quarter versus 0.74% at year-end. It is also noteworthy that non-accrual loans remained relatively flat at $3.14 million, or 0.27% as compared to year-end non-accrual loans of $2.92 million, or 0.24%. The bank has zero loans 90+ days past due.
Net charge-offs for the quarter were $293 thousand, or 10 basis points on an annualized basis, as compared to $38 thousand, or 1 basis point in the first quarter of 2007. I would note that first quarter 2008 gross charge-offs were only $73 thousand higher than the first quarter 2007; however, the bank had extremely good recovery experience in first quarter 2007 which resulted in very low net charge-offs.
OREO at quarter-end stood at $400 thousand as compared to $545 thousand at year-end. This, coupled with non-accrual loans resulted in total Non-performing assets of $3.54 million, or 0.17% of total assets, which is comparable to year-end postings of $3.47 million, or 0.16%.; and represents improvement over first quarter 2007 of $4.71 million, or 0.22%.

The ALLL stood at $12.86 million at the end of the first quarter, which equated to 1.09% of total loans. The reserve at this level also provides a strong coverage ratio to non-performing loans of 410%. At year-end, the reserve measured $12.83 million, or 1.05% of total loans and provided a non-performing loan coverage ratio of 439%. A provision for loan losses of $323 thousand was made during the first quarter.
I believe we are operating within a very difficult credit cycle, the likes of which we haven’t experienced since the 1980’s. The impact of the declining housing sector, the continued fallout from the sub-prime debacle, the slowing of the economy to what many are labeling recession and continued inflationary pressures driven by fuel are making this a very challenging lending environment. We continue to exercise discipline in the management of the bank’s loan portfolio, both during underwriting and origination as well as the ongoing monitoring of the portfolio. As a result of this diligence, there has been some downward impact on loan balances.
As previously noted, the bank’s portfolio declined approximately $46 million during the quarter. Within this total, I think it is noteworthy that approximately $17.5 million were loans that the bank had identified as at risk and were successfully managed out of the bank without loss. The Bank’s retail mortgage portfolio continues to significantly outperform the national average, as published by the Mortgage Bankers Association. Total delinquency within the FCB mortgage portfolio at quarter-end was 0.91% as compared to the national average of 5.82%. The bank’s A&D portfolio continues to perform well, as total delinquency at quarter-end measured $122 thousand, or 0.26%.
This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date: April 24, 2008	By:	/s/ David D. Brown

David D. Brown Chief Financial Officer